UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2016 (December 30, 2016)

HEALTHCARE REALTY TRUST INCORPORATED
(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-11852	62-1507028
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700, Nashville, Tennessee 37203
(Address of principal executive offices) (Zip Code)

(615) 269-8175
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2016, Healthcare Realty Trust Incorporated (the “Company”) issued a press release announcing that Robert E. Hull has been appointed as the Company’s Executive Vice President - Investments effective January 1, 2017. Mr. Hull is 44 years old and has been employed by the Company since 2004. He has served as the Company’s Senior Vice President, Investments since 2011 managing the Company’s development and acquisition activity. Prior to that, Mr. Hull served in various capacities on the Company’s investments team.

The Company is entering into an Amended and Restated Employment Agreement with Mr. Hull that will be effective on January 1, 2017 (the “Employment Agreement”). The initial term of the Employment Agreement ends December 31, 2017 and will automatically renew for successive one-year terms.

The Employment Agreement provides for an annual base salary of $440,721 and other benefits generally available to officers of the Company. Mr. Hull is eligible to participate in the Company’s incentive programs that provide for cash and equity incentives.

The Employment Agreement may be terminated for a variety of reasons, including: for cause, not for cause, voluntarily by Mr. Hull, death, disability, constructively, or following a change in control. In all cases, Mr. Hull would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.

In the case of a termination other than for cause, including a constructive termination, Mr. Hull would also receive full vesting of any restricted stock awards and severance compensation equal to his base salary for a period of 18 months and two times (i) his average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination or (ii) $352,577, whichever is greater. He would also be paid a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.

In the event that the Employment Agreement is terminated in connection with a “change-in-control”, Mr. Hull would receive severance compensation equal to: (a) three times his annual base salary, plus (b) the greater of two times: (i) the average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination; and (ii) $705,154, plus (c) a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.

The Company has agreed to indemnify Mr. Hull for certain liabilities arising from actions taken within the scope of his employment. The Employment Agreement contains restrictive covenants pursuant to which Mr. Hull has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.

Item 9.01        Financial Statements and Exhibits
99.1       Press release, dated December 30, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
	By:	/s/ J. Christopher Douglas J. Christopher Douglas Executive Vice President and Chief Financial Officer
Date: December 30, 2016